Exhibit 99.2

News Release	News Release

Magnum Hunter Resources
Announces Acquisition of $40 Million
In Marcellus Shale Properties

FOR IMMEDIATE RELEASE - Houston, TX– (Market Wire) – December 27, 2010 – Magnum Hunter Resources Corporation (NYSE Amex: “MHR” and “MHR-PC”)(“Magnum Hunter” or the “Company") announced today that its wholly-owned subsidiary, Triad Hunter, LLC (“Triad Hunter”), has executed a definitive agreement to acquire oil and gas properties and leasehold mineral interests located in Wetzel and Lewis Counties, West Virginia (the “Marcellus Assets”). The Seller of the asset portfolio is PostRock Energy Corporation (NASDAQ: “PSTR”), based out of Oklahoma City, Oklahoma.

Triad Hunter will acquire the Marcellus Assets for a total purchase price of $39.75 million. The purchase price will be a combination of (i) 50% in cash in the total amount of $19.875 million, and (ii) 50% payable in 3.2 million newly issued restricted common shares of Magnum Hunter stock. The value of the share consideration was based on the volume weighted average price of the Company’s common stock on the NYSE Amex for the 10 consecutive trading days prior to the date on which the parties entered into the definitive agreement, or approximately $6.20 per share. The 3.2 million new shares of restricted common stock to be issued as consideration represents approximately 4.0% of the Company’s 79.2 million fully-diluted common shares outstanding as of December 23, 2010. No debt will be assumed by Triad Hunter and no other consideration beyond the cash component and the issuance of new Magnum Hunter restricted common stock will be paid for the Marcellus Assets.

The acquisition is subject to certain conditions and scheduled to close in two phases, each of which is expected to be completed by mid-January 2011. The first closing contemplates the sale of the Wetzel County assets for $28 million and the second closing contemplates the sale of the Lewis County assets for $11.75 million. Aggregate consideration is subject to adjustments based on title, indemnities and certain other matters.

Description of the Marcellus Assets

The oil and gas properties will be 100% operated by Triad Hunter. They consist of eight proved developed producing wells, six developed non-producing wells (shut-in), two wells behind pipe, and fifteen proved undeveloped locations. Based on the analysis completed by the Company’s in-house reservoir engineers, as of November 1, 2010, the Marcellus Assets had total proved reserves of approximately 24.3 Bcfe (11% proved developed producing) with net production of approximately 905 Mcfe per day (100% natural gas).  The Company’s in-house reservoir engineers estimate the Marcellus Shale probable reserves of these assets total 165.4 Bcfe.

The total acreage being acquired by Triad Hunter includes approximately 11,378 gross acres (8,652 net acres) located in Wetzel (40% of gross acres and 27% of net acres) and Lewis Counties, West Virginia. The majority of future lease expirations across the acreage being acquired can be extended through a manageable drilling program which is planned for early 2011. The acquired acreage is located in the general proximity to Triad Hunter’s existing West Virginia Marcellus Shale exposure, more specifically acreage located in Tyler, Pleasants, and Doddridge Counties, West Virginia.

Management Comments

Mr. Gary C. Evans, Chairman and Chief Executive Officer of Magnum Hunter commented, “Since our initial investment in this region beginning with the acquisition of Triad Hunter earlier this year, we have continued to expand our Company’s exposure to this resource play with a primary focus in West Virginia. This has been accomplished via a combination of new leases, farm-in’s, joint ventures, and now this acquisition which further expands our operations into two additional counties. We plan to be one of the most active drillers in Northwest West Virginia in 2011 and have made the financial commitments in the midstream area to realize the greatest value possible from each molecule of natural gas produced. All of these new assets are either within close proximity to our existing Eureka Hunter pipeline system or adjacent to our expansion plans for next year.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States. The Company is presently active in three of the “big five” emerging shale plays in the United States.

For more information, please view our website at www.magnumhunterresources.com

Forward-Looking Statements

This press release contains statements concerning Magnum Hunter Resources Corporation’s expectations, beliefs, plans, intentions, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements and others contained in this presentation that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995 (the “Litigation Reform Act”). Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate”, ”believe” ,”continue”, “could”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “may”, “objective”, “plan”, “potential”, “predict”, “projection”, “should”, “will”, or other similar words. Such forward-looking statements relate to, among other things: (1) the Company’s proposed exploration and drilling operations on its various properties, (2) the expected production and revenue from its various properties, (3) the Company’s proposed redirection as an operator of certain properties and (4) estimates regarding the reserve potential of its various properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance the continued exploration, drilling and operation of its various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties, (3) the general risks associated with oil and gas exploration, development and operations, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the period ended December 31, 2009 filed on March 31, 2010, and the Company’s Quarterly Reports on Form 10-Q for the quarters ending March 31, 2010,  June 30, 2010 and September 30, 2010, filed on November 16, May 17, 2010, August 12,2010 and November 12, 2010, respectively. Magnum Hunter Resources Corporation cautions readers not to place undue reliance on any forward-looking statements. Magnum Hunter Resources Corporation does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Magnum Hunter Contact:	M. Bradley Davis
Senior Vice President of Capital Markets
bdavis@magnumhunterresources.com
(832) 203-4545